Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS SECOND-QUARTER 2007 RESULTS
•     Net sales of $172.8 million, EPS of $0.11
•     Company reaffirms full-year guidance of $0.45 to $0.55 per diluted share
•     Announces restructuring actions
WARREN, Ohio — November 2, 2007 — Stoneridge, Inc. (NYSE: SRI) today announced net sales of $172.8 million and net income of $2.6 million, or $0.11 per diluted share, for the third quarter ended September 30, 2007.
Net sales increased $0.4 million, or less than 1.0 percent, to $172.8 million, compared with $172.4 million for the third quarter of 2006. The increase was attributable to new product launches and favorable foreign currency translation. The effect of foreign currency translation increased third-quarter net sales by approximately $3.2 million compared with the same period in 2006. These favorable factors were offset by lower medium- and heavy-duty truck production in North America.
Net income for the third quarter was $2.6 million, or $0.11 per diluted share, compared with net income of $4.4 million, or $0.19 per diluted share, in the third quarter of 2006. The decrease in net income was primarily attributable to the non-recurrence of a $1.2 million one-time gain related to the settlement of the life insurance benefits portion of a postretirement benefit plan realized in the third quarter of 2006, along with increased design and development expenses. These unfavorable variances were partially offset by higher earnings from the Company’s fifty percent equity interest in its PST Indústria Eletrônica da Amazônia Ltda. joint venture in Brazil and a lower effective tax rate.
“The contribution from our new business awards helped Stoneridge generate positive earnings in a demanding operating environment in North America,” said John C. Corey, president and chief executive officer. “Our revenues were slightly above the prior year despite a greater than 40 percent decline in North American medium- and heavy-duty truck production during the quarter.”
For the nine months ended September 30, 2007, net sales were $541.6 million, an increase of 1.0 percent compared with $537.5 million for the nine months ended September 30, 2006. Net income for the 2007 nine-month period was $10.2 million, or $0.43 per diluted share, compared with $13.1 million, or $0.56 per diluted share, in the comparable 2006 period.
Net cash provided by operating activities for the nine months ended September 30, 2007 was $7.9 million, compared with net cash provided of $22.6 million for the corresponding period ended September 30, 2006. The decrease of $14.7 million in cash provided by operating activities was primarily due to lower earnings and a larger investment in working capital.
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Restructuring
Stoneridge also announced plans to improve its efficiency and cost position by ceasing manufacturing operations at its Sarasota, Florida and Mitcheldean, England locations. The Company will begin these initiatives in the fourth quarter of 2007 and expects to complete them by the fourth quarter of 2008. Fourth-quarter expenses related to these actions are expected to result in pretax charges of $1.0 million and the Company anticipates incurring total pretax restructuring charges of approximately $9.0-13.0 million after the expected benefit of a facility sale. Stoneridge expects to generate annual savings of $8.0-12.0 million by 2009 as a result of these initiatives.
“While these actions are not a reflection of our employees’ performance at these locations, neither plant has a reasonable cost profile to sustain manufacturing operations. The cessation of manufacturing at these sites will be another step consistent with the need to reduce overhead and SG&A to improve Stoneridge’s cost base and effectively compete in the global marketplace,” said Corey.
Outlook
The Company reaffirmed its previously issued guidance for full-year 2007 earnings of $0.45 to $0.55 per diluted share.
“We expect the North American medium- and heavy-duty production environment will remain challenging for the remainder of the year,” Corey said. “Stoneridge will stay vigilant in its cost-reduction efforts and will continue to aggressively respond to market conditions to meet our full-year earnings expectations.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2007 third-quarter results can be accessed at 11 a.m. Eastern time on Friday, November 2, 2007, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2006 were approximately $709 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443
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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net Sales	$172,814	$172,351	$541,644	$537,484

Costs and Expenses:
Cost of goods sold	134,944	134,173	422,045	414,619
Selling, general and administrative	32,407	29,074	99,209	92,044
(Gain) Loss on sale of property, plant and equipment, net	223	15	(1,465)	(1,454)

Operating Income	5,240	9,089	21,855	32,275

Interest expense, net	5,467	5,710	16,570	17,462
Equity in earnings of investees	(3,506)	(1,838)	(7,924)	(4,804)
Other (income) loss, net	273	(55)	785	1,697

Income Before Income Taxes	3,006	5,272	12,424	17,920

Provision for income taxes	381	866	2,234	4,857

Net Income	$2,625	$4,406	$10,190	$13,063

Basic net income per share	$0.11	$0.19	$0.44	$0.57

Basic weighted average shares outstanding	23,213	22,880	23,106	22,833

Diluted net income per share	$0.11	$0.19	$0.43	$0.56

Diluted weighted average shares outstanding	23,694	23,396	23,656	23,250

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$67,649	$65,882
Accounts receivable, less allowances for doubtful accounts and other reserves of $5,521 and $5,243, respectively	123,916	106,985
Inventories, net	57,591	58,521
Prepaid expenses and other	19,925	13,448
Deferred income taxes	9,305	9,196

Total current assets	278,386	254,032

Long-Term Assets:
Property, plant and equipment, net	102,378	114,586
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	40,317	30,875
Deferred income taxes	36,896	37,138

Total long-term assets	244,767	247,775

Total Assets	$523,153	$501,807

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$65,753	$72,493
Accrued expenses and other	53,949	45,624

Total current liabilities	119,702	118,117

Long-Term Liabilities:
Long-term debt	200,000	200,000
Deferred income taxes	2,030	1,923
Other liabilities	3,800	3,145

Total long-term liabilities	205,830	205,068

Shareholders’ Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	—	—
Common Shares, without par value, authorized 60,000 shares, issued 24,599 and 23,990 shares and outstanding 24,227 and 23,804 shares, respectively, with no stated value	—	—
Additional paid-in capital	153,585	150,078
Common Shares held in treasury, 373 and 186 shares, respectively, at cost	(383)	(151)
Retained earnings	31,891	21,701
Accumulated other comprehensive income	12,528	6,994

Total shareholders’ equity	197,621	178,622

Total Liabilities and Shareholders’ Equity	$523,153	$501,807

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	Nine Months Ended
	September 30,
	2007	2006
OPERATING ACTIVITIES:
Net cash provided by operating activities	7,909	22,610

INVESTING ACTIVITIES:
Capital expenditures	(14,259)	(19,794)
Proceeds from sale of property, plant and equipment	5,042	2,266
Business acquisitions and other	—	(668)

Net cash used for investing activities	(9,217)	(18,196)

FINANCING ACTIVITIES:
Repayments of long-term debt	—	(44)
Share-based compensation activity, net	1,956	47
Other financing costs	—	(150)

Net cash provided by (used for) financing activities	1,956	(147)

Effect of exchange rate changes on cash and cash equivalents	1,119	1,679

Net change in cash and cash equivalents	1,767	5,946

Cash and cash equivalents at beginning of period	65,882	40,784

Cash and cash equivalents at end of period	$67,649	$46,730

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